Exhibit 21

Subsidiaries

of

The Singing Machine Company, Inc.

Singing Machine (HK) Limited (Hong Kong company)

SMC (Comercial Offshore De Macau) Limitada (Macau offshore company)

SMC Logistics, Inc. (CA Corporation)

SMC Music, Inc. (FL Corporation)